EXHIBIT INDEX

Exhibit A:  Attachment to item 77B:
            Accountant's report on internal control.

Exhibit B:  Attachment to item 77C:
            Submission of matters to a vote of security holders

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Exhibit A:


February 17, 1999

To the Shareholders and Trustees of Phoenix Edge
Series Fund

In planning and performing our audit of the financial statements of the Phoenix Edge Series Fund (the
"Fund") for the year ended December 31, 1998, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.
Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those control activities include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified
Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving internal control and its operations, including control activities for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1998.

This report is intended solely for the information and use of management and the Trustees of the Fund and the Securities and Exchange Commission.

PricewaterhouseCoopers LLP



Exhibit B:

RESULTS OF SHAREHOLDER MEETING (UNAUDITED)

MEETING 1: A special meeting of Shareholders of the Phoenix
Aberdeen New Asia Series of The Phoenix Edge Series Fund was held on October 21, 1998 to approve the following matters:

1. Approval of an advisory agreement with Phoenix-Aberdeen
International Advisors LLC.

2. Approval of a subadvisory agreement with Aberdeen Fund
Managers, Inc.

3. Approval of a subadvisory agreement with Phoenix Investment
Counsel, Inc.

    On the record date for this meeting there were 1,542,936 shares outstanding and 100% of the shares outstanding and entitled to vote were present by proxy.

NUMBER OF VOTES:                   FOR      AGAINST    ABSTAIN

1. Approval of investment
   advisory agreement           1,331,496   84,905    126,535

2. Approval of investment
   subadvisory agreement        1,326,736   85,559    130,641

3. Approval of investment
   subadvisory agreement        1,339,160   78,984    124,792


MEETING 2: A special meeting of Shareholders of the Phoenix
Edge Series Fund was held on November 24, 1998 to approve the following matters:

1. Fix the number of trustees at twelve and elect such number as detailed below.

2. Ratify selection of PricewaterhouseCoopers LLP, independent accountants, as auditors for the fiscal year ending December 31, 1998.

3. Approval of a subadvisory agreement with Aberdeen Fund
Managers, Inc.  (International Series only)

    On the record date for this meeting, for the Phoenix Edge Series Fund, there were 195,708,457 shares outstanding and 100% of the shares outstanding and entitled to vote were present by proxy. For the International Series, there were 13,164,334 shares outstanding and 100% of the shares outstanding and entitled to vote were present by proxy.


NUMBER OF VOTES:                      FOR         WITHHELD

1. Election of Trustees
   Robert Chesek                  187,977,973     7,703,484
   E. Virgil Conway               187,762,694     7,945,763
   Harry Dalzell-Payne            187,684,410     8,024,047
   Francis E. Jeffries            187,938,831     7,769,626
   Leroy Keith, Jr.               188,134,540     7,573,917
   Philip R. McLoughlin           188,173,681     7,534,776
   Everett L. Morris              187,938,831     7,769,626
   James M. Oates                 188,154,111     7,554,346
   Calvin J. Pedersen             188,173,681     7,534,776
   Herbert Roth, Jr.              187,860,548     7,847,909
   Richard E. Segerson            188,154,111     7,554,346
   Lowell P. Weicker, Jr.         187,136,427     8,572,030


                                FOR       AGAINST     ABSTAIN

2.PricewaterhouseCoopers
  LLP                      188,545,527    1,741,805   5,421,124

3.Approval of investment
  subadvisory agreement     11,596,462      667,432     900,400